Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Don Spetner (212) 687-1834

Dan Margolis (310) 843-4186

Correcting and Replacing

Korn/Ferry International Announces to Second Quarter Fiscal Year 2004 Results

Highlights:

•	Fee revenue increased $4.1 million, or 6% compared to first quarter fiscal 2004.

•	Fiscal second quarter diluted earnings per share was $0.06, the first positive earnings per share since fourth quarter of fiscal 2001.

•	Earnings per share improved $0.11 compared to prior year second quarter adjusted loss per share, excluding restructuring charges of $16.3 million, and improved $0.08 compared to first quarter fiscal 2004 adjusted loss per share, excluding restructuring charges of $8.5 million. Diluted earnings per share improved $0.54 and $0.31, respectively, compared to actual loss per share, including restructuring charges.

•	Operating income of $5.2 million improved $4.9 million compared to prior year second quarter adjusted operating income, excluding restructuring charges, and improved $3.6 million compared to first quarter fiscal 2004 adjusted operating income. Operating income improved $21.1 million and $12.1 million, respectively, compared to actual operating loss, including restructuring charges.

•	EBITDA of $7.7 million improved $3.3 million both year over year and sequentially compared to adjusted EBITDA, excluding restructuring charges. EBITDA improved $19.6 million and $11.8 million, respectively, compared to actual EBITDA, including restructuring charges.

•	Futurestep reported operating income of $0.5 million and positive EBITDA of $0.7 million in the current quarter.

Los Angeles, CA, December 10, 2003—Korn/Ferry International (NYSE:KFY), the executive recruitment firm with the broadest global presence, announced second quarter fiscal 2004 diluted earnings per share of $0.06 compared to an adjusted loss per share of $0.02 in Q1’04, excluding restructuring charges of $8.5 million, and an adjusted loss per share of $0.05 in Q2’03, excluding restructuring charges of $16.3 million. Actual earnings per share, including restructuring charges, improved $0.31 and $0.54 over Q1’04 and Q2’03, respectively.

“The improvement in our operating profits reflects the success of our multi-product strategy, an unyielding focus on client service, recruiting efforts in North America, our global accounts program and 24 months of relentless cost management” said Paul C. Reilly, Chairman and CEO of Korn/Ferry International. “We have also seen an apparent beginning of a recovery in corporate growth and the job market, particularly in North America over this past quarter”.

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Second Quarter			Year to Date
	Actual		Adjusted (a)	Actual		Adjusted (a)
	Q2’04	Q2’03	Q2’03	Q2’04	Q2’03	Q2’04	Q2’03
Fee Revenue	$76.7	$79.6	$79.6	$149.2	$163.5	$149.2	$163.5
Revenue	$82.0	$85.7	$85.7	$160.3	$175.4	$160.3	$175.4
EBITDA (b)	$7.7	$(11.9)	$4.4	$3.5	$(6.3)	$12.1	$9.9
EBITDA Margin (b)	10%	(14.9)%	5.5%	2.4%	(3.9)%	8.1%	6.1%
Operating Income (Loss)	$5.2	$(15.9)	$0.3	$(1.7)	$(14.6)	$6.8	$1.7
Operating Margin	6.7%	(20.0)%	0.4%	(1.2)%	(8.9)%	4.5%	1.0%
Net Income (Loss)	$2.2	$(18.0)	$(1.7)	$(7.2)	$(18.6)	$1.3	$(2.3)
Earnings (Loss) Per Share	$0.06	$(0.48)	$(0.05)	$(0.19)	$(0.50)	$0.03	$(0.07)

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $16.3 million for the three and six months ended October 31, 2002 and $8.5 million for the six months ended October 31, 2003. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Fiscal second quarter fee revenue of $76.7 million increased $4.1 million or 6% from Q1’04 of $72.6 million and declined $2.9 million or 4% from Q2’03 of $79.6 million. The sequential increase in fee revenue is attributable to an increase in the number of engagements, primarily in North America.

Compensation and benefits expense of $51.3 million is consistent with Q1’04 and down $4.2 million or 8% from $55.6 million in Q2’03. The decline from Q2’03 reflects a reduction in the number of employees from approximately 1,600 at October 31, 2002 to approximately 1,400 at October 31, 2003.

General and administrative expense was $17.5 million compared to $16.8 million in Q1’04 and $19.9 million in Q2’03. The decline of $2.4 million or 12% from prior year reflects the Company’s cost savings efforts.

Actual operating income of $5.2 million improved $3.6 million and $4.9 million compared to adjusted operating income in Q1’04 and Q2’03, respectively, excluding restructuring charges. On the same basis, actual EBITDA of $7.7 million improved $3.3 million compared to adjusted EBITDA in Q1’04 and Q2’03. Actual operating income and EBITDA, including restructuring charges, improved $12.0 million and $11.8 million, respectively, compared to Q1’04 and improved $21.1 million and $19.6 million, respectively, compared to Q2’03.

The increases in both operating income and EBITDA in Q2’04 compared to Q1’04 reflect the increase in revenue in the current quarter. The increases in both operating income and EBITDA in Q2’04 compared to Q2’03 reflect approximately $8.5 million of cost savings as a result of the Company’s cost reduction efforts partially offset by a decrease of $3.6 million in revenues year over year.

Balance Sheet and Liquidity

Cash and cash equivalents was $64.4 million at October 31, 2003 compared to $53.9 million at July 31, 2003.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and the Company’s convertible securities, was $2.7 million in the current quarter, which is comparable to Q1’04. At October 31, 2003, the Company had no outstanding borrowings under its credit facility.

EXECUTIVE RECRUITMENT

Korn Ferry is one of the world’s most highly regarded executive recruitment businesses. Operating in 36 countries, executive recruitment business specializes in recruiting executive-level positions.

Selected Executive Recruitment Data

Actual and Adjusted Results

(dollars in millions)

	Second Quarter			Year to Date
	Actual		Adjusted (a)	Actual		Adjusted (a)
	Q2’04	Q2’03	Q2’03	Q2’04	Q2’03	Q2’04	Q2’03
Fee revenue	$69.2	$71.8	$71.8	$133.7	$146.3	$133.7	$146.3
Revenue	$73.5	$76.9	$76.9	$142.9	$156.4	$142.9	$156.4
EBITDA (b)	$11.2	$—	$11.4	$14.9	$11.4	$20.3	$22.8
EBITDA Margin (b)	16.2%	0.0%	15.9%	11.2%	7.8%	15.2%	15.6%
Operating Income (Loss)	$9.2	$(3.2)	$8.2	$10.7	$5.0	$16.1	$16.4
Operating Margin	13.2%	(4.4)%	11.5%	8.0%	3.4%	12.0%	11.2%
Average number of consultants	384	425	425	388	435	388	435
Engagements (c)	1,375	1,201	1,201	2,528	2,421	2,528	2,421

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $11.4 million for the three and six months ended October 31, 2002 and $5.4 million for the six months ended October 31, 2003. These charges primarily relate to severance and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and net income (loss), please see attached schedules at the end of this earnings release.
c)	Represents engagements opened in the respective period.

In the executive recruitment business, fiscal second quarter fee revenue was $69.2 million, an increase of $4.7 million or 7% from $64.5 million in Q1’04 and a decline of $2.6 million or 4% from $71.8 million in Q2’03. The sequential increase in fee revenue is attributable to an increase in the number of engagements, primarily in North America.

Executive recruitment operating income was $9.2 million in the current quarter, an increase of $2.3 million or 33% compared to adjusted operating income of $6.9 million in Q1’04, excluding restructuring charges, and an increase of $1.0 million or 12% compared to adjusted operating income of $8.2 million in Q2’03, excluding restructuring charges. On the same basis, EBITDA was $11.2 million in the current quarter, an increase of $2.1 million or 23% compared to adjusted EBITDA of $9.1 million in Q1’04, and essentially flat compared to adjusted EBITDA in Q2’03.

Actual operating income and EBITDA, including restructuring charges, improved $7.6 million compared to Q1’04 and improved $12.4 million and $11.2 million, respectively, compared to Q2’03.

The increase in both operating income and EBITDA in Q2’04 compared to Q1’04 is a result of the increase in revenue in the current quarter. The increase in operating income and EBITDA in Q2’04 compared to Q2’03 reflects $4.3 million of cost savings as a result of the Company’s continued cost reduction efforts partially offset by a decrease of $3.3 million in revenue year over year.

The total number of consultants at October 31, 2003 was 385, a reduction of 36 compared to October 31, 2002 and an increase of 7 compared to July 31, 2003.

FUTURESTEP

Futurestep provides customized middle management recruitment solutions to employers, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services.

Selected Futurestep Data

Actual and Adjusted Results

(dollars in millions)

	Second Quarter			Year to Date
	Actual		Adjusted (a)	Actual		Adjusted (a)
	Q2’04	Q2’03	Q2’03	Q2’04	Q2’03	Q2’04	Q2’03
Fee revenue	$7.5	$7.8	$7.8	$15.6	$17.2	$15.6	$17.2
Revenue	$8.4	$8.7	$8.7	$17.4	$19.1	$17.4	$19.1
EBITDA (b)	$0.7	$(4.9)	$(1.1)	$(2.3)	$(5.2)	$0.7	$(1.4)
EBITDA Margin(b)	9.8%	(63.4)%	(14.6)%	(15.0)%	(30.3)%	4.2%	(8.2)%
Operating income (loss)	$0.5	$(5.6)	$(1.8)	$(3.0)	$(6.5)	0	$(2.7)
Operating Margin	6.4%	(72.2)%	(23.4)%	(19.6)%	(37.9)%	0%	(15.8)%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.8 million for the three and six months ended October 31, 2002 and $3.0 million for the six months ended October 31, 2003. These charges relate to severance and write-off of assets and facility charges and do not affect fee revenue or revenue. The Company presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. The Company uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, the Company’s ongoing operations over various quarters.
b)	For a definition and discussion of EBITDA, a non-GAAP financial measure, and a reconciliation between EBITDA and net income (loss), please see attached schedules at the end of this earnings release.

Futurestep fiscal second quarter fee revenue was $7.5 million compared to $8.1 million in Q1’04 and $7.8 million in Q2’03. The decreases in fee revenue compared to Q1’04 and Q2’03 reflects the restructuring of Futurestep Europe operations coupled with a traditionally slow month of August in Europe, partially offset by an increase in the number of engagements in North America.

Futurestep operating income was $0.5 million compared to an adjusted operating loss of $0.5 million in Q1’04, excluding restructuring charges, and an adjusted operating loss of $1.8 million in Q2’03, excluding restructuring charges. On the same basis, EBITDA was a positive $0.7 million in the current quarter, compared to a negative adjusted EBITDA of $0.1 million in Q1’04 and a negative adjusted EBITDA of $1.1 million in Q2’03. Actual operating loss was $3.5 million and $5.6 million in Q1’04 and Q2’03, respectively, and actual EBITDA was a negative $3.1 million and $4.9 million in Q1’04 and Q2’03, respectively. Actual operating loss and EBITDA include restructuring charges described above. The increase in both operating income and EBITDA is a direct result of the Company’s focused cost reduction initiatives offset by slight decreases in revenue.

Outlook

The Company estimates that third quarter fiscal 2004 fee revenue is likely to be in the range of $72 million to $78 million and earnings per share is likely to be in the range of $0.01 to $0.08.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International, (NYSE:KFY) with approximately 70 offices in 36 countries, is the executive recruitment firm with the broadest global presence. The firm works closely with clients to provide solutions tailored to their recruitment and assessment needs, through the Company’s executive search business, identifying CEOs, COOs, CFOs, board members and other senior-level executives; through the firm’s Management Assessment business, which provides evaluation of senior management teams; and through Futurestep, which provides customized middle management recruitment solutions to employers, offering clients a portfolio of services ranging from individual search assignments to on-site managed recruitment services. For more information, visit the Korn/Ferry International Web site at www.kornferry.com and the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2003	2002	2003	2002
Fee revenue	$76,650	$79,572	$149,237	$163,522
Reimbursed out-of-pocket engagement expense	5,315	6,086	11,061	11,924

Total revenue	81,965	85,658	160,298	175,446
Compensation and benefits	51,355	55,581	102,673	115,088
General and administrative expense	17,492	19,921	34,302	38,597
Out-of-pocket engagement expense	5,460	5,753	11,256	11,817
Depreciation and amortization	2,500	4,061	5,287	8,292
Restructuring charge	—	16,281	8,526	16,281

Total operating expense	76,807	101,597	162,044	190,075

Operating income (loss)	5,158	(15,939)	(1,746)	(14,629)
Interest and other (expense) income, net	(2,705)	(1,986)	(4,953)	(3,670)

Income (loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	2,453	(17,925)	(6,699)	(18,299)
Provision for income taxes	475	488	931	1,058
Equity in earnings of unconsolidated subsidiaries	243	396	414	757

Net income (loss)	2,221	(18,017)	(7,216)	(18,600)
Accretion on redeemable convertible preferred stock	—	(242)	—	(366)

Net income (loss) attributed to common shareholders	$2,221	$(18,259)	$(7,216)	$(18,966)

Basic earnings (loss) per common share	$0.06	$(0.48)	$(0.19)	$(0.50)

Basic weighted average common shares outstanding	37,491	37,701	37,457	37,672

Diluted earnings (loss) per common share	$0.06	$(0.48)	$(0.19)	$(0.50)

Diluted weighted average common shares outstanding	39,669	37,701	37,457	37,672

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended October 31,				Six Months Ended October 31,
	2003		2002		2003		2002
Fee Revenue:
Executive recruitment:
North America	$40,615		$42,312		$77,022		$84,475
Europe	17,860		19,157		36,015		41,321
Asia/Pacific	8,314		8,775		16,321		16,847
South America	2,380		1,551		4,301		3,658

Total executive recruitment	69,169		71,795		133,659		146,301
Futurestep	7,481		7,777		15,578		17,221

Total fee revenue	76,650		79,572		149,237		163,522

Reimbursed out-of-pocket engagement expenses	5,315		6,086		11,061		11,924

Total revenue	$81,965		$85,658		$160,298		$175,446

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$8,260	20%	$1,058	3%	$14,074	18%	$7,514	9%
Europe	324	2%	(4,416)	(23)%	(4,563)	(13)%	(1,731)	(4)%
Asia/Pacific	217	3%	807	9%	816	5%	123	1%
South America	350	15%	(618)	(40)%	342	8%	(949)	(26)%

Total executive recruitment	9,151	13%	(3,169)	(4)%	10,669	8%	4,957	3%
Futurestep	479	6%	(5,613)	(72)%	(3,052)	(20)%	(6,526)	(38)%
Corporate	(4,472)		(7,157)		(9,363)		(13,060)

Total operating income (loss)	$5,158	7%	$(15,939)	(20)%	$(1,746)	(1)%	$(14,629)	(9)%

		Margin		Margin		Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$8,260	20%	$7,702	18%	$14,338	19%	$14,158	17%
Europe	324	2%	34	0%	347	1%	2,719	7%
Asia/Pacific	217	3%	1,119	13%	976	6%	435	3%
South America	350	15%	(618)	(40)%	400	9%	(949)	(26)%

Total executive recruitment	9,151	13%	8,237	11%	16,061	12%	16,363	11%
Futurestep	479	6%	(1,816)	(23)%	(70)	(0)%	(2,729)	(16)%
Corporate	(4,472)		(6,079)		(9,211)		(11,982)

Total adjusted operating income (loss)	$5,158	7%	$342	0%	$6,780	5%	$1,652	1%

*Adjusted operating income (loss) on this page and adjusted EBITDA on the following page excludes restructuring charges related to severance and facilities of $16.3 million for the three and six months ended October 31, 2002 and $8.5 million for the six months ended October 31, 2003. Executive recruitment restructuring charges were $11.4 million for the three and six months ended October 31, 2002 and $5.4 million for the six months ended October 31, 2003, and Futurestep restructuring charges were $3.8 million for the three and six months ended October 31, 2002 and $3.0 million for the six months ended October 31, 2003. Corporate restructuring charges were $1.1 million for the three and six months ended October 31, 2002 and $0.1 million for the six months ended October 31, 2003.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,

	2003	2002	2003	2002
Net income (loss)	$2,221	$(18,017)	$(7,216)	$(18,600)
Equity in earnings of unconsolidated subsidiaries	(243)	(396)	(414)	(757)
Provision for income taxes	475	488	931	1,058
Interest and other (expense) income, net	2,705	1,986	4,953	3,670

Operating Income (Loss)	$5,158	$(15,939)	$(1,746)	$(14,629)

Operating Income (Loss)
Executive recruitment:
North America	$8,260	$1,058	$14,074	$7,514
Europe	324	(4,416)	(4,563)	(1,731)
Asia/Pacific	217	807	816	123
South America	350	(618)	342	(949)

Total executive recruitment	9,151	(3,169)	10,669	4,957
Futurestep	479	(5,613)	(3,052)	(6,526)
Corporate	(4,472)	(7,157)	(9,363)	(13,060)

Total	$5,158	$(15,939)	$(1,746)	$(14,629)

Depreciation and Amortization
Executive recruitment:
North America	$922	$1,720	$1,874	$3,463
Europe	871	917	1,776	1,907
Asia/Pacific	219	441	445	942
South America	76	85	155	173

Total executive recruitment	2,088	3,163	4,250	6,485
Futurestep	253	681	719	1,315
Corporate	159	217	318	492

Total	$2,500	$4,061	$5,287	$8,292

EBITDA
Executive recruitment:
North America	$9,182	$2,778	$15,948	$10,977
Europe	1,195	(3,499)	(2,787)	176
Asia/Pacific	436	1,248	1,261	1,065
South America	426	(533)	497	(776)

Total executive recruitment	11,239	(6)	14,919	11,442
Futurestep	732	(4,932)	(2,333)	(5,211)
Corporate	(4,313)	(6,940)	(9,045)	(12,568)

Total	$7,658	$(11,878)	$3,541	$(6,337)

Adjusted EBITDA
Executive recruitment:
North America	$9,182	$9,422	$16,212	$17,621
Europe	1,195	951	2,123	4,626
Asia/Pacific	436	1,560	1,421	1,377
South America	426	(533)	555	(776)

Total executive recruitment	11,239	11,400	20,311	22,848
Futurestep	732	(1,135)	649	(141)
Corporate	(4,313)	(5,862)	(8,893)	(11,490)

Total	$7,658	$4,403	$12,067	$9,944

Note: EBITDA, a non-GAAP financial measure, is net income (loss), excluding equity in earnings of unconsolidated subsidiaries, provision for income taxes, and interest and other (expense) income. The Company presents EBITDA as an alternative measure of operating performance to net income (loss). The Company uses EBITDA to analyze its operating results without taking into account depreciation and amortization, which are non-cash expenses. Even though the Company believes that EBITDA is a common measure used by analysts and investors, other companies, including companies in its industry, may define EBITDA differently and thus the Company's EBITDA and adjusted EBITDA figures may not be comparable with those of other companies.